Exhibit 16.1

Deloitte & Touche LLP
Suite 600 225 West Santa Clara Street San Jose, CA 95113-1728 USA Tel: +1 408 704 4000 Fax: +1 408 704 3083 www.deloitte.com

February 7, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read the disclosures under the heading “Change in Accountants” included in the prospectus (the “Disclosures”) forming a part of Five9, Inc.’s Confidential Draft Submission No. 4 of its registration statement on Form S-1 submitted to the Securities and Exchange Commission on February 7, 2014, and have the following comments:

1.	We agree with the statements made in section (a) of the Disclosures.

2.	We have no basis on which to agree or disagree with the statements made in section (b) of the Disclosures.

Yours truly,

/s/ Deloitte & Touche LLP

Member of Deloitte Touche Tohmatsu Limited